Exhibit 99.1

BALLOT

MIDWEST INVESTORS OF RENVILLE, INC.

(D.B.A. “GOLDEN OVAL EGGS”)

                This ballot is each member’s opportunity to vote on the proposed conversion of Midwest Investors of Renville, Inc. (d.b.a. “Golden Oval Eggs”) from a cooperative into a Delaware limited liability company.  The proposed conversion is described in the “Disclosure Statement—Prospectus” dated [                  ], 2004.  Each vote for or against the proposed conversion constitutes a member’s vote for or against the following:

A proposal to approve and ratify the Amended and Restated Agreement and Plan of Merger by and between Midwest Investors of Renville, Inc., a Minnesota cooperative, and Golden Oval Eggs, LLC, a newly-formed Delaware limited liability company (the “LLC”), in the form attached as Appendix A to the Disclosure Statement—Prospectus dated [                  ], 2004, pursuant to which the cooperative will be merged with and into the LLC, with the LLC as the surviving entity.  The shareholders of the cooperative will become the unitholders of the LLC and will receive one Class A unit of the LLC for the combination of each share of the cooperative’s common stock they hold as of the effective date of the merger and the patronage associated with the delivery of corn in connection with ownership of that share prior to the merger.

                I vote on the above item as follows:

FOR                       AGAINST

                Mark “FOR” if you wish to cast your vote in favor of the proposed conversion or “AGAINST” if you wish to cast your vote against the proposed conversion.

                Your Board of Directors unanimously recommends you vote “FOR” the proposed conversion.

                To vote, please complete and return this ballot to the cooperative as described in the instructions accompanying this ballot. If you vote by mail, your ballot will not be counted unless it is received by the cooperative by [           ] a.m. local (Minnesota) time on [               ], 2004, or prior to any applicable adjournment or postponement of the meeting.  Although you are encouraged to vote by mail, you may vote in person by attending the special meeting described in the Disclosure Statement—Prospectus (and any adjournments or postponements of the meeting) and submitting your vote to the cooperative on this ballot at that time.  You may vote on the proposed merger by using this ballot whether you vote by mail or in person.